Exhibit 99.d

INVESTMENT ADVISORY AGREEMENT

SPARX FUNDS TRUST
360 Madison Avenue
New York, New York 10017

_______________, 2003

SPARX Investment & Research, USA, Inc.
360 Madison Avenue
New York, New York 10017

Dear Sirs:

           The above-named investment company (the "Trust") consisting of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), herewith confirms its agreement with you as follows:

           The Trust desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its charter documents and in each Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board. The Trust desires to employ you to act as its investment adviser.

           In this connection it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees who are employed by both you and the Trust. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect.

           Subject to the supervision and approval of the Trust's Board, you will provide investment management of each Fund's portfolio in accordance with such Fund's investment objective(s) and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise each Fund's investments and conduct, continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Fund's assets. You will furnish to the Trust such statistical information, with respect to the investments which a Fund may hold or contemplate purchasing, as the Trust may reasonably request. The Trust wishes to be informed of important developments materially affecting any Fund's portfolio and shall expect you, on your own initiative, to furnish to the Trust from time to time such information as you may believe appropriate for this purpose.

           In executing transactions for each Fund and selecting brokers or dealers, you will use your best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, you will consider all factors you deem relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, you may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which you or an affiliate exercises investment discretion.

           You will supply office space, furnishings and equipment (which may be in your own offices), and stationery and office supplies and assist in preparing reports to each Fund's shareholders and reports to and filings with the Securities and Exchange Commission (the "SEC"). You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Trust. You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

           You shall exercise your best judgment in rendering the services to be provided to the Trust hereunder and the Trust agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by one or more Funds, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Trust or a Fund or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

           In consideration of services rendered pursuant to this Agreement, the Trust will pay you on the first business day of each month a fee at the rate set forth opposite each Fund's name on Schedule 1 hereto. The fee for the period from the date of the commencement of the public sale of a Fund's shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to you, the value of each Fund's net assets shall be computed in the manner specified in the Trust's charter documents for the computation of the value of each Fund's net assets.

           You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Trust will be borne by the Trust, except to the extent specifically assumed by you. The expenses to be borne by the Trust include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not your officers, directors or employees or holders of 5% or more of your outstanding voting securities or any affiliate of you, SEC fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Trust's existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders' reports and meetings, and any extraordinary expenses.

           The Trust understands that you now act, and that from time to time hereafter you may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Trust has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you which have available funds for investment, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Funds or the size of the position obtainable for or disposed of by one or more Funds.

           In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

           You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except, in your case, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

           As to each Fund, this Agreement shall continue until the date set forth opposite such Fund's name on Schedule 1 hereto (the "Reapproval Date") and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Fund's name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (1) the Trust's Board or (2) vote of a majority (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of such Fund's outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Fund, this Agreement is terminable without penalty, on 60 days' notice, by the Trust's Board or by vote of holders of a majority of such Fund's shares or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Fund, in the event of its assignment (as defined in the 1940 Act).

           The Trust recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "SPARX" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the Trust's investment adviser, the Trust agrees that, at your request, the Trust will take all necessary action to change the name of the Trust to a name not including "SPARX" in any form or combination of words.

           If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, SPARX FUNDS TRUST By: Name: Title:

Accepted:

SPARX INVESTMENT & RESEARCH, USA, INC.

By:
Name:
Title:

SCHEDULE 1

                       Annual Fee
                     as a Percentage
                    of Average Daily
Name of Fund           Net Assets            Reapproval Date          Reapproval Day
------------        ----------------         ---------------          --------------

SPARX Japan Fund          1.00%             ____________, 2005         ____________